As filed with the Securities and Exchange Commission on  May 21 , 2013
Registration No. 333-187927

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIBUTE PHARMACEUTICALS CANADA INC.
(Exact name of registrant as specified in its charter)

Ontario	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

151 Steeles Ave. E.
Milton, Ontario Canada L9T 1Y1
(519) 434-1540
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Langille
Chief Financial Officer
Tribute Pharmaceuticals Canada Inc.
151 Steeles Ave. E.
Milton, Ontario Canada L9T 1Y1
(519) 434-1540
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Daniel A. Etna, Esq. David A. Pentlow, Esq. Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 (212) 592-1400	Eric R. Roblin, Esq. Fogler, Rubinoff LLP 77 King Street West Suite 3000 Toronto-Dominion Centre Toronto, Ontario M5K 1G8 (416) 864-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares, no par value	22,725,000	(2)	$0.44	(3)	$9,999,000.00	$1,363.86

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of the registrant’s common shares that may be issued with respect to share splits, share dividends and similar transactions.

(2)	Includes 5,681,250 shares underlying Series A warrants and 5,681,250 shares underlying Series B warrants.
(3)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) under the Securities Act, computed based upon the average of the high and low selling prices per share of the registrant’s common shares on April 8, 2013 on the OTC Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion, dated  May 21 , 2013

Preliminary Prospectus

TRIBUTE PHARMACEUTICALS CANADA INC.

22,725,000 Common Shares

This prospectus relates solely to the resale or other disposition by the selling shareholders identified in this prospectus of up to an aggregate of 22,725,000 common shares, consisting of (i) 11,362,500 common shares and (ii) an aggregate of 11,362,500 common shares issuable upon the exercise of warrants.

The selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of its common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information.

We are not offering any common shares for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the common shares covered hereby. However, if all of the warrants were exercised for cash, we would receive gross proceeds of approximately $12,498,750.  See “Use of Proceeds” for additional information.

Our common shares are traded on the OTCQB Market under the symbol “TBUFF.” On April 8, 2013, the last reported sale price for our common shares on the OTCQB Market was $0.42 per share.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” commencing on page 3 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012 before investing in our securities.
_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May   , 2013

- i -

You should read this prospectus and the information and documents we have incorporated by reference into the prospectus carefully because these documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information.”

You should rely only on the information provided in this prospectus and the information and documents incorporated by reference into this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

References in this prospectus to the “Company”, “Tribute,” “we”, “us”, and “our” refer to Tribute Pharmaceuticals Canada Inc., unless otherwise specified.

Forward-Looking Statements

Readers are cautioned that actual results may differ materially from the results projected in any “forward-looking” statements included or incorporated by reference in this prospectus, which involve a number of risks or uncertainties. Forward-looking statements are statements that are not historical facts, and include statements regarding our planned research and development programs, anticipated future losses, revenues and market shares, planned clinical trials, expected future expenditures, any intention to raise new financing, sufficiency of working capital for continued operations, and other statements regarding anticipated future events and our anticipated future performance. Forward-looking statements generally can be identified by the words “expected”, “intends”, “anticipates”, “feels”, “continues”, “planned”, “plans”, “potential”, “with a view to”, and similar expressions or variations thereon, or that events or conditions “will”, “may”, “could” or “should” occur, or comparable terminology referring to future events or results.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those listed under the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012, any of which could cause actual results to vary materially from current results or our anticipated future results. We assume no responsibility to update the information contained herein or incorporated herein by reference.

- ii -

PROSPECTUS SUMMARY

This summary may not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus, including the information included in the “Risk Factors” section in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as our financial statements, notes to the financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.

Tribute Pharmaceuticals Canada Inc.

We are an emerging Canadian specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada. We target several therapeutic areas in Canada but have a particular interest in products for the treatment of pain, urology, dermatology and endocrinology/cardiology. We also sell Uracyst® and NeoVisc® internationally through a number of strategic partnerships. On December 1, 2011, we acquired 100% of the outstanding shares of Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc., creating a North American specialty pharmaceutical company. As a result, we have gained access to a portfolio of existing products, as well as certain rights to the future development and distribution of therapeutic products within the Canadian marketplace.

On October 1, 2012, Tribute amalgamated with its two wholly owned subsidiaries and became a single entity. Prior to this date, the financial statements of the Company were consolidated with its two wholly owned subsidiaries.

Our current portfolio of assets includes nine products: NeoVisc®, NeoVisc® Single Dose, Uracyst®, BladderChek®, Bezalip® SR, Soriatane®, Cambia®, Daraprim®, and MycoVa™.  Each of these products has received regulatory approval in Canada, with the exception of MycoVa.

We market our products in Canada through our own sales force and currently have licensing agreements for the distribution of select products in 27 countries, and continue to expand this footprint. Our focus on business development is twofold: utilizing in-licensing and out-licensing for immediate impact on our revenue stream, as well as product development for future growth and stability.

Our management team has a strong track record in senior management positions at companies such as Wyeth, GSK, Syntex/Roche, Astra-Zeneca and Biovail. The team has extensive business development experience and has completed numerous prior product acquisitions, licensing and product re-formulation transactions. Our senior management has grown and managed companies with sales in excess of $300 million in the U.S. and over CDN$150 million in Canada. Our management team also has extensive experience in product launches in Canada.

Corporate Information

We were incorporated under the Business Corporations Act (Ontario) on November 14, 1994. We maintain two facilities including our head office located at 151 Steeles Ave. E., Milton, Ontario, L9T 1Y1 and our production facility at 544 Egerton Street, London, Ontario, Canada N5W 3Z8. Our telephone number is (519) 434-1540, facsimile number is (519) 434-4382 and e-mail address is support@tributepharma.com. We maintain a website at www.tributepharma.com. The information contained in, or that can be accessed through, the Company’s website is not part of, and is not incorporated into this prospectus.

The Offering

Common shares offered for sale by the selling shareholders	22,725,000 common shares(1)

Common shares to be outstanding assuming all of the shares covered hereby are sold	62,335,042 common shares(2)

Use of proceeds
We will not receive any of the proceeds from the sale of the common shares offered in this prospectus. However, if all of the warrants were exercised for cash, we would receive gross proceeds of approximately $12,498,750.

Risk factors
An investment in our common shares involves certain risks, which should be carefully considered by prospective investors before investing in our common shares. See “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012.

___________________
(1)	Includes 5,681,250 common shares underlying our Series A warrants and 5,681,250 common shares underlying our Series B warrants, all of which were issued as part of our 2013 private placements.
(2)
The number of common shares shown to be outstanding is based on the number of common shares issued and outstanding as of  May 16, 2013, assuming full exercise of the Series A warrants and Series B warrants. It does not assume the full exercise of any other options, warrants or other of our securities convertible into our common shares that may be outstanding. The Series A warrants expire in accordance with their terms on the two year anniversary after the date of issuance. The Series B warrants expire in accordance with their terms on the five year anniversary after the date of issuance.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described under the caption “Risk Factors” in our annual Report on Form 10-K for the year ended December 31, 2012, together with all of the other information in this prospectus and the information incorporated by reference into this prospectus, before deciding to invest in our securities.  The occurrence of any of the risks incorporated by reference into this prospectus could materially and adversely affect our business, financial condition, results of operations and future prospects. In such event, the market price of our common shares and the value of our other securities could decline and you could lose part or even all of your investment.

USE OF PROCEEDS

Tribute will not receive any proceeds from the sale of any of its common shares by the selling shareholders. Any proceeds from the exercise of warrants will be added to Tribute’s working capital.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the selling shareholders or their respective donees, pledgees, transferees or other successors in interest to sell or otherwise dispose of, from time to time, up to an aggregate of 11,362,500 common shares and 11,362,500 common shares issuable upon the exercise of the Series A warrants and the Series B warrants. The table below presents:

●	information regarding the selling shareholders;

●	the common shares beneficially owned by each of the selling shareholders as of May 16 , 2013;

●	the common shares that the selling shareholders may sell or otherwise dispose of from time to time under this prospectus, all of which relate to:

o	the common shares purchased in our 2013 private placement; and

o	the common shares underlying the Series A warrants and the Series B warrants, all of which were issued in 2013 our private placement; and

●	the percentage of our common shares each of the selling shareholders will own assuming all of the shares covered by this prospectus are sold by the selling shareholders.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the common shares covered hereby. The selling shareholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares that we are aware of, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the common shares covered by this prospectus will be sold by the selling shareholders.

The information in the table is based on 50,972,542 shares outstanding as of May 16 , 2013 and was prepared based on information supplied to us by the selling shareholders or that we believe to be correct. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities and including any securities that grant the selling shareholders the right to acquire common shares within 60 days of May 16 , 2013. Except as set forth below, none of the selling shareholders (1) are a broker-dealer or are affiliates of a broker-dealer or (2) have within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates.

Name of Selling Shareholder	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered Hereby		Number of Shares Beneficially Owned After the Offering(1)	Percent of Class Beneficially Owned After the Offering
John Maness Gregory(2)	10,731,294	(3)	5,000,000	(4)	5,731,294	10.7%
SJ Strategic Investments LLC(5)	7,688,794	(6)	2,500,000	(7)	5,188,794	9.9%
Joseph R. Gregory(8)	3,100,000	(9)	2,500,000	(10)	600,000	1.1%
2089636 Ontario Ltd.(11)	2,500,000	(12)	2,500,000		-	-
Steven Harold Goldman(13)	3,850,146	(14)	2,500,000	(15)	1,350,146	2.6%
Nancy Joan Carroll(16)	3,850,146	(17)	2,500,000	(18)	1,350,146	2.6%
Kingsway Charities Inc.(19)	1,650,000	(20)	1,250,000	(21)	400,000	*
Gregory Irrevocable Equalizing Trust Dated 12/21/12 by Jeff Gregory, James E. Gregory, Trustee(22)	1,250,000	(23)	1,250,000		-	-
Gracetree Investments, LLC(24)	1,250,000	(25)	1,250,000		-	-
Robert Paul Harris(26)	9,715,568	(27)	1,250,000	(28)	8,465,568	16.3%
JALLA Equities(29)	1,250,000	(30)	1,250,000		-	-
Jed Capital LP(31)	1,050,000	(32)	1,050,000		-	-
Brio Capital Master Fund Ltd.(33)	1,000,000	(34)	1,000,000		-	-
LMT Financial Inc.(35)	1,192,700	(36)	692,700	(37)	500,000	1.4%
Bill Wong(38)	500,000	(39)	500,000		-	-
JW Partners, LP(40)	500,000	(41)	500,000		-	-
Robert Atton(42)	501,000	(43)	250,000	(44)	251,000	*
Bet-Mur Investments Limited(45)	375,000	(46)	250,000	(47)	125,000	*
Samuel Rebotsky(48)	511,678	(49)	250,000	(50)	261,678	*
Joyce Grad(51)	511,678	(52)	250,000	(53)	261,678	*
Stephen Neil Witten(54)	215,000	(55)	200,000	(56)	15,000	*
Paul Crossett(57)	1,009,519	(58)	150,000	(59)	859,519	1.7%
Elora Financial Management Inc.(60)	6,875,000	(61)	125,000	(62)	6,750,000	13.2%
Reich Consulting Group, Inc.(63)	125,000	(64)	125,000		-	-
Lefko Law Professional Corporation(65)	125,000	(66)	125,000		-	-
Permanent Developments Ltd.(67)	180,000	(68)	125,000	(69)	55,000	*
GLB Partners LLC(70)	50,000	(71)	50,000		-	-
Bernard Joseph Chaisson(72)	25,000	(73)	25,000		-	-

_______________
*	Less than 1%.
(1)	Assumes that all securities offered hereby are sold.
(2)	The selling shareholder is a director of the Company. The address of the selling shareholder is 105 Carasil Road, Bristol, TN 37620.
(3)
Includes (a) 6,438,794 common shares which may be deemed to be beneficially owned by the selling shareholder as the managing partner of SJ Strategic Investments LLC, the owner of such shares, (b) 625,000 common shares issuable upon exercise by SJ Strategic Investments LLC of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (c) 625,000 common shares issuable upon exercise by SJ Strategic Investments LLC of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 1,025,000 common shares which may be deemed to be beneficially owned by the selling shareholder as the chairman of the board of Kingsway Charities, Inc., the owner of such shares, (e) 312,500 common shares issuable upon exercise by Kingsway Charities, Inc. of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (f) 312,500 common shares issuable upon exercise by Kingsway Charities, Inc. of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (g) 625,000 common shares owned by the selling shareholder, (h) 142,500 common shares issuable upon exercise by the selling shareholder of stock options which are presently exercisable, (i) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (j) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable. The selling shareholder disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by SJ Strategic Investments LLC and disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by Kingsway Charities, Inc.

(4)
Includes (a) 1,250,000 common shares owned by SJ Strategic Investments LLC and which may be deemed to be beneficially owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by SJ Strategic Investments LLC of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (c) 625,000 common shares issuable upon exercise by SJ Strategic Investments LLC of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 625,000 common shares owned by Kingsway Charities, Inc. and which may be deemed to be beneficially owned by the selling shareholder, (e) 312,500 common shares issuable upon exercise by Kingsway Charities, Inc. of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (f) 312,500 common shares issuable upon exercise by Kingsway Charities, Inc. of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (g) 625,000 common shares owned by the selling shareholder, (h) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (i) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(5)
John Maness Gregory, a director of the Company, holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 340 Martin Luther King Jr. Blvd., Bristol, TN 37620.

(6)
Includes (a) 6,438,794 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(7)
Includes (a) 1,250,000 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(8)	The selling shareholder and John Maness Gregory, a director of the Company, are brothers. The address of the selling shareholder is 620 Shelby Street, Bristol, TN 37620.
(9)
Includes (a) 1,850,000 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(10)
Includes (a) 1,250,000 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(11)
Francis Martin Thrasher, a director of the Company, holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 602-250 Sydenham Street, London, Ontario, Canada N6A 5S1.

(12)
Includes (a) 1,250,000 common shares owned by the selling shareholder, (b) 625,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 625,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(13)
The selling shareholder is a director and a member of the audit committee of the Company.  The address of the selling shareholder is c/o RBC Dominion Securities, 2345 Yonge Street, Suite 1000, Toronto, Ontario, Canada M4P 2E5.

(14)
Includes (a) 958,206 common shares which may be deemed to be beneficially owned by the selling shareholder as the sole officer, director and shareholder of Lambent Corp., the owner of such shares, (b) 806,400 common shares owned by Nancy Joan Carroll, the selling shareholder’s spouse, by RBC Securities in her Registered Retirement Savings Plan and which may be deemed to be beneficially owned by the selling shareholder, (c) 350,000 common shares issuable upon exercise by Nancy Joan Carroll of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 350,000 common shares issuable upon exercise by Nancy Joan Carroll of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (e) 100,000 common shares owned by the selling shareholder, (f) 615,540 common shares owned by the selling shareholder by RBC Securities in his Registered Retirement Savings Plan, (g) 120,000 common shares issuable upon exercise by the selling shareholder of stock options which are presently exercisable, (h) 275,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (i) 275,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable. The selling shareholder disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by Nancy Joan Carroll and disclaims beneficial ownership of all common shares owned by Lambent Corp.

(15)
Includes (a) 700,000 common shares owned by Nancy Joan Carroll by RBC Securities in her Registered Retirement Savings Plan and which may be deemed to be beneficially owned by the selling shareholder, (b) 350,000 common shares issuable upon exercise by Nancy Joan Carroll of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (c) 350,000 common shares issuable upon exercise by Nancy Joan Carroll of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 550,000 common shares owned by the selling shareholder by RBC Securities in his Registered Retirement Savings Plan, (e) 275,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 275,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(16)
The selling shareholder is the spouse of Steven Harold Goldman, a director and a member of the audit committee of the Company.  The address of the selling shareholder is c/o RBC Dominion Securities, 2345 Yonge Street, Suite 1000, Toronto, Ontario, Canada M4P 2E5.

(17)
Includes (a) 100,000 common shares owned by Steven Harold Goldman and which may be deemed beneficially owned by the selling shareholder, (b) 615,540 common shares owned by Steven Harold Goldman by RBC Securities in his Registered Retirement Savings Plan and which may be deemed beneficially owned by the selling shareholder, (c) 120,000 common shares issuable upon exercise by Steven Harold Goldman of stock options which are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 275,000 common shares issuable upon exercise by Steven Harold Goldman of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (e) 275,000 common shares issuable upon exercise by Steven Harold Goldman of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (f) 958,206 common shares owned by of Lambent Corp. and which may be deemed beneficially owned by the selling shareholder, (g) 806,400 common shares owned by the selling shareholder by RBC Securities in her Registered Retirement Savings Plan, (h) 350,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (i) 350,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable. The selling shareholder disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by Steven Harold Goldman and disclaims beneficial ownership of all common shares owned by Lambent Corp.

(18)
Includes (a) 550,000 common shares owned by Steven Harold Goldman by RBC Securities in his Registered Retirement Savings Plan and which may be deemed beneficially owned by the selling shareholder, (b) 275,000 common shares issuable upon exercise by Steven Harold Goldman of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (c) 275,000 common shares issuable upon exercise by Steven Harold Goldman of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 700,000 common shares owned by the selling shareholder by RBC Securities in her Registered Retirement Savings Plan, (e) 350,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 350,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(19)
John Maness Gregory, a director of the Company, holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder.  The address of the selling shareholder is 119 Commonwealth Avenue, Bristol VA 24201.

(20)
Includes (a) 1,025,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(21)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(22)
James E. Gregory holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder.  James E. Gregory and John Maness Gregory, a director of the Company, are brothers.  The address of the selling shareholder is 340 Martin Luther King Jr. Blvd., Bristol, TN 37620.

(23)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(24)
Jefferson J. Gregory holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. Jefferson J. Gregory and John Maness Gregory, a director of the Company, are brothers. The address of the selling shareholder is 340 Martin Luther King Jr. Blvd., Bristol, TN 37620.

(25)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(26)	The selling shareholder is the president, chief executive officer and a director of the Company. The address of the selling shareholder is 151 Steeles Avenue West, Milton, Ontario, Canada L9T 2Y1.
(27)
Includes (a) 4,125,000 common shares owned by the selling shareholder’s spouse, and which may be deemed to be beneficially owned by the selling shareholder, (b) 4,750,000 common shares owned by the selling shareholder, (c) 215,568 common shares issuable upon exercise by the selling shareholder of stock options which are presently exercisable, (d) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (e) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable. The selling shareholder disclaims beneficial ownership of all common shares owned by his spouse.

(28)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(29)
Jason Aryeh holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder.  The address of the selling shareholder is 34 Summer Road, Greenwich, CT 06831.

(30)
Includes (a) 625,000 common shares owned by the selling shareholder, (b) 312,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 312,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(31)
Michael Sotow holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder.  The address of the selling shareholder is 18 Ivy Hill Road, Chappaqua, NY 10514.

(32)
Includes (a) 525,000 common shares owned by the selling shareholder, (b) 262,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 262,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(33)
Shaye Hirsch holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder.  The address of the selling shareholder is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.

(34)
Includes (a) 500,000 common shares owned by the selling shareholder, (b) 250,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 250,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(35)
Arnold Tenney, the chairman of the board of directors of the Company, holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder.  The address of the selling shareholder is 209335 Highway 26 West, Blue Mountains, Ontario, Canada L9Y 0T7.

(36)
Includes (a) 942,700 common shares owned by the selling shareholder, (b) 125,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 125,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(37)
Includes (a) 250,000 common shares owned by the selling shareholder, (b) 125,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 125,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(38)	The address of the selling shareholder is 22 Pin Oak Lane, Chappaqua, NY 10514.
(39)
Includes (a) 250,000 common shares owned by the selling shareholder, (b) 125,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 125,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(40)
Jason Wild holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder.  The address of the selling shareholder is 515 Madison Avenue, Suite 14B, New York, NY 10022.

(41)
Includes (a) 250,000 common shares owned by the selling shareholder, (b) 125,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 125,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(42)	The address of the selling shareholder is 104 Hungerford Road, P.O. Box 345, Tweed, Ontario, Canada K0K 3J0.
(43)
Includes (a) 376,000 common shares owned by the selling shareholder, (b) 62,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 62,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(44)
Includes (a) 125,000 common shares owned by the selling shareholder, (b) 62,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 62,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(45)
Barry Schwartz holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder.  The address of the selling shareholder is 110 Bloor Street West, Suite 1007, Toronto, Ontario, Canada M5S 2W7.

(46)
Includes (a) 250,000 common shares owned by the selling shareholder, (b) 62,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 62,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(47)
Includes (a) 125,000 common shares owned by the selling shareholder, (b) 62,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 62,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(48)	The address of the selling shareholder is 10 Holder Place Apt. 3B, Forest Hills, NY 11375.
(49)
Includes (a) 185,448 common shares owned by Joyce Grad, the selling shareholder’s spouse, and which may be deemed to be beneficially owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by Joyce Grad of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (c) 31,250 common shares issuable upon exercise by Joyce Grad of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 201,230 common shares owned by the selling shareholder, (e) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(50)
Includes (a) 62,500 common shares owned by Joyce Grad and which may be deemed to be beneficially owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by Joyce Grad of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (c) 31,250 common shares issuable upon exercise by Joyce Grad of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 62,500 common shares owned by the selling shareholder, (e) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(51)	The address of the selling shareholder is 10 Holder Place Apt. 3B, Forest Hills, NY 11375.
(52)
Includes (a) 201,230 common shares owned by Samuel Rebotsky, the selling shareholder’s spouse, and which may be deemed to be beneficially owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by Samuel Rebotsky of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (c) 31,250 common shares issuable upon exercise by Samuel Rebotsky of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 185,448 common shares owned by the selling shareholder, (e) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(53)
Includes (a) 62,500 common shares owned by Samuel Rebotsky and which may be deemed to be beneficially owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by Samuel Rebotsky of Series A warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (c) 31,250 common shares issuable upon exercise by Samuel Rebotsky of Series B warrants that are presently exercisable and which may be deemed to be beneficially owned by the selling shareholder, (d) 62,500 common shares owned by the selling shareholder, (e) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(54)	The address of the selling shareholder is 1603 61 Street Clair Avenue West, Toronto, Ontario, Canada M4V 2Y8.
(55)
Includes (a) 115,000 common shares owned by the selling shareholder, (b) 50,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 50,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(56)
Includes (a) 100,000 common shares owned by the selling shareholder, (b) 50,000 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 50,000 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(57)	The address of the selling shareholder is 410-1300 Bloor Street, Mississauga, Ontario, Canada L4Y 3Z2.
(58)
Includes (a) 455,000 common shares which may be deemed to be beneficially owned by the selling shareholder as the sole owner of Picton Downes LP, the owner of such shares, (b) 40,000 common shares which may be deemed to be beneficially owned by the selling shareholder as the sole owner of 696625 Ontario Inc., the owner of such shares, (c) 30,000 common shares which may be deemed to be beneficially owned by the selling shareholder as the sole owner of Tweed Jamison LP, the owner of such shares, (d) 334,519 common shares owned by the selling shareholder, (e) 37,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (f) 37,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable. The selling shareholder disclaims beneficial ownership of all common shares owned by Picton Downes LP, 696625 Ontario Inc. and Tweed Jamison LP.

(59)
Includes (a) 75,000 common shares owned by the selling shareholder, (b) 37,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 37,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(60)
Scott Langille, the chief financial officer and a director of the Company, holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 151 Steeles Avenue East, Milton, Ontario, Canada L9T 1Y1.

(61)
Includes (a) 6,812,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(62)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(63)
Samuel J. Reich holds voting and investment control over the shares covered.  Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 3437 Prairie Avenue, Miami Beach, FL 33140.

(64)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(65)
Philip Lefko holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 401 Bay Street, Suite 2410, Toronto, Ontario, Canada M5K 2Y4.

(66)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(67)
Michael Goldstein holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 1120 Finch Avenue West, Suite 103, North York, Ontario, Canada M3J 3H7.

(68)
Includes (a) 117,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(69)
Includes (a) 62,500 common shares owned by the selling shareholder, (b) 31,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 31,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(70)
Gregg Bresner holds voting and investment control over the shares covered. Such person disclaims beneficial ownership of all common shares, Series A warrants and Series B warrants owned by the selling shareholder. The address of the selling shareholder is 7 Green Lane, Chappaqua, NY 10514.

(71)
Includes (a) 25,000 common shares owned by the selling shareholder, (b) 12,500 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 12,500 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

(72)	The selling shareholder is the chief scientific officer of the Company. The address of the selling shareholder is 1109 Fieldstone Circle, Oakville, Ontario, Canada L6M 2W3.
(73)
Includes (a) 12,500 common shares owned by the selling shareholder, (b) 6,250 common shares issuable upon exercise by the selling shareholder of Series A warrants that are presently exercisable and (c) 6,250 common shares issuable upon exercise by the selling shareholder of Series B warrants that are presently exercisable.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.  We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DIRECTOR INDEPENDENCE

Canadian National Instrument 58-101, “Disclosure of Corporate Governance Practices” requires us to disclose annually certain information concerning our corporate governance practices, which we disclose in the Proxy Statement for our annual meeting of shareholders.

NI 58-101 defines an “independent director” as a director who has no direct or indirect material relationship with the company. A “material relationship” is in turn defined as a relationship which could, in the view of our Board of Directors, be reasonably expected to interfere with such member’s independent judgment. Our Board of Directors is currently comprised of seven members; three members of which our Board of Directors has determined are not “independent” within the meaning of NI 58-101 and the remaining four directors are considered to be independent. We do not include a copy of these independence rules on our website, but will make them available to any shareholder upon request.

Mr. Harris and Mr. Langille are not considered "independent" as a result of the fact that each of Mr. Harris and Mr. Langille are executive officers of the Company. Mr. Tenney is not considered “independent” as the result of consulting fees received by LMT, a company beneficially owned by Mr. Tenney and his spouse. The remaining directors are considered to be independent directors since they are all independent of management and free from any material relationship with the Company. The basis for this determination is that, since the beginning of the fiscal year ended December 31, 2010, none of the independent directors have worked for us, received remuneration from the company outside of immaterial and customary director fees and grants, or had material contracts with or material interests in our company which could interfere with their ability to act with a view to the best interests of the Company.

The Board believes that it functions independently of management. To enhance its ability to act independent of management, the Board may meet in the absence of members of management and the non-independent directors or may excuse such persons from all or a portion of any meeting where a potential conflict of interest arises or where otherwise appropriate.

DESCRIPTION OF OUR SECURITIES

Our articles permit us to issue an unlimited number of common and preferred shares. If we were to issue a significant number of common shares, it would reduce the relative voting power of previously outstanding shares.

Common shares do not carry pre-emptive rights or rights of conversion into any other securities. All outstanding common shares are fully paid and non-assessable. There are no limitations on the rights of non-resident owners of common shares to hold or vote their shares.

The holders of the common shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Tribute and each common share confers the right to one vote in person or by proxy at all meetings of the shareholders of Tribute. The holders of the common shares, subject to the prior rights, if any, of any other class of shares of Tribute, are entitled to receive such dividends in any financial year as the Board of Directors may by resolution determine. In the event of the liquidation, dissolution or winding-up of Tribute, whether voluntary or involuntary, the holders of the common shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Tribute, the remaining property and assets of Tribute.

We have never declared or paid any cash dividends on our common shares. We currently intend to retain any future earnings to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

Under the Business Corporations Act (Ontario), amendments to our articles will generally require approval by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in person or by proxy in respect of that resolution at the annual or special meeting called for such purpose. If the amendment is of a nature affecting a particular class or series of our shares in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote. Under the Business Corporations Act (Ontario), our directors may make, amend or repeal any by-law that regulates our business or affairs. Where our directors make, amend or repeal a by-law, they are required to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may, by an ordinary resolution, which is a resolution passed by a simple majority of the votes cast by shareholders who voted in respect of the resolution, confirm, reject or amend the by-law, amendment or repeal.

See “Memorandum and Articles of Association; By-Laws”, below.

The transfer agent for our common shares is Equity Transfer & Trust Company, Toronto, Canada.

CANADIAN TRANSFER RESTRICTIONS

Unless permitted by Canadian laws, the common shares offered hereby may not be sold to any Canadian resident for a period of four months and one day after the date of issuance of the common shares or, in respect of the common shares issuable on exercise of the warrants, four months and one day after the date of issuance of the warrants. A legend to this effect will be placed on the common shares prior to this time.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are organized under the laws of the Province of Ontario, Canada, and substantially all of our assets are located in Canada. Most of our directors and officers named or incorporated by reference in this prospectus are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on us or our directors or officers named or incorporated by reference in this prospectus or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against us or our directors or officers.

MEMORANDUM AND ARTICLES OF ASSOCIATION; BY-LAWS

Company Purpose

Our Articles of Amalgamation, together with any amendments thereto, which we refer to as our articles, are filed pursuant to the Business Corporations Act (Ontario). The incorporation number is 1887858. Our articles do not have a stated purpose.

Directors

Pursuant to applicable Canadian law, our directors, in exercising their powers and discharging their duties must act honestly and in good faith with a view to the best interests of Tribute. They must also exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Our by-laws provide that every director or officer of Tribute who is a party to a material contract or proposed material contract for Tribute or which is the director or an officer of, or has a material interest in, any person who is a part to a material contract, or a proposed material contract, with Tribute shall disclose the nature and extent of his interest at the time and in the manner provided by the Business Corporations Act (Ontario).

Without limiting the borrowing powers of Tribute as set forth in the Business Corporations Act (Ontario), the board may, subject to the articles and any unanimous shareholders agreement, from time to time, on behalf of Tribute, without the authorization of the shareholders: (a) borrow money on the credit of Tribute, (b) issue, re-issue, sell or pledge debt obligations of Tribute, whether secured or unsecured; (c) subject to the Business Corporations Act (Ontario), give a guarantee on behalf of Tribute to secure performance of an obligation of any person; and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Tribute, owned or subsequently acquired, to secure any obligation of Tribute. Subject to the Business Corporations Act (Ontario), the articles, by-laws and any unanimous shareholders agreement, the board may, from time to time, delegate any or all of the powers hereinbefore specified, to a director, a committee of directors or one or more officers of Tribute.

Our articles and by-laws do not contain a retirement provision based on a maximum age.

Directors are not required to hold any shares. Our articles and our by-laws do not impose any other director qualification requirements.

Shareholder Meetings

Our board is required to call an annual meeting of the shareholders no later than 15 months after the holding of the last preceding annual meeting. Our board may also call a special meeting of the shareholders at any time. The only persons entitled to attend a meeting of our shareholders are our directors, our auditors and those persons entitled to vote at such meeting and any other persons who, although not entitled to vote at the meeting, are entitled to attend such meeting pursuant the provisions of the Business Corporations Act (Ontario). Under our by-laws, a quorum of shareholders shall be two persons present in person or represented by proxy holding in the aggregate not less than 15% of the outstanding shares of the Company.

Limitations

There are no limitations in our articles or by-laws or under Canadian federal or provincial laws, on the right of non-residents of Canada or foreign owners to hold or vote our common shares, except for transactions involving or being deemed to involve an acquisition of control, which requires compliance with the Investment Canada Act.

Change In Control

Our articles and by-laws do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of Tribute.

Under the Business Corporations Act (Ontario), certain extraordinary corporate actions, such as amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations or dissolutions are also required to be approved by special resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

Disclosure of Shareholdings

Our by-laws do not impose an ownership threshold, above which shareholder ownership must be disclosed. Any obligation to make such disclosure would be the subject of applicable securities laws.

EXCHANGE CONTROLS

There is no law, government decree or regulation in Canada restricting the export or import of capital or affecting the remittance of dividends, interest or other payments to a nonresident holder of common shares, other than withholding tax requirements.

TAXATION

Material United States Federal Income Tax Considerations

The following summary describes certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the ownership and disposition of our common shares purchased pursuant to this prospectus. It addresses only U.S. Holders that hold our common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment purposes). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their particular circumstances, nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans, U.S. Holders that own stock constituting 10% or more of our voting power (whether such stock is directly, indirectly or constructively owned), regulated investment companies, common trust funds, U.S. Holders subject to the alternative minimum tax, U.S. Holders holding our common shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and persons that acquired our common shares as part of a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds our common shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or an entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury Regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) may depend on both the partner’s and the partnership’s status and the activities of such partnership. Partnerships that are beneficial owners of our common shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the ownership and disposition of our common shares.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax opinion or advice to any particular U.S. Holder. U.S. Holders should consult their own tax advisors as to the tax considerations applicable to them in their particular circumstances.

Ownership and Disposition of Our Common Shares

Distributions. Subject to the discussion below under “Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” distributions made with respect to our common shares (including any Canadian taxes withheld from such distributions) generally will be included in the gross income of a U.S. Holder as dividend income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Based on our expectation that we will be eligible for the benefits of the income tax treaty between Canada and the U.S., and assuming that we are not a PFIC (as defined below), a dividend we pay generally will be treated as “qualified dividend income” in the hands of U.S. Holders, eligible for the long-term capital gain tax rates. A corporate U.S. Holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

If any dividends are paid in Canadian dollars, the amount includible in gross income will be the U.S. dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars. If any Canadian dollars actually or constructively received by a U.S. Holder are later converted into U.S. dollars, such U.S. Holder may recognize currency gain or loss on the conversion, which will be treated as ordinary gain or loss. Such gain or loss generally will be treated as gain or loss from sources within the U.S. for U.S. foreign tax credit purposes.

A U.S. Holder may be entitled to deduct or claim a credit for Canadian withholding taxes, subject to applicable limitations in the Code. Dividends paid on our common shares are expected to be treated as income from sources outside the U.S. and generally will be “passive category income” for U.S. foreign tax credit limitation purposes. The rules governing the foreign tax credit are complex and the availability of the credit is subject to limitations. U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Distributions in excess of our current and accumulated earnings and profits, if made with respect to our common shares, will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in such common shares, and thereafter as capital gain.

Dispositions. Subject to the discussion below under “Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” upon the sale, exchange or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such common shares. Capital gain or loss recognized upon a sale, exchange or other taxable disposition of our common shares will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to such common shares disposed of is more than one year at the time of the sale, exchange or other taxable disposition. The deductibility of capital loss is subject to limitations. For U.S. foreign tax credit purposes, any capital gain or loss generally will be treated as gain or loss from sources within the U.S.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax rules generally apply to a U.S. person that owns or disposes of stock in a non-U.S. corporation that is treated as a passive foreign investment company (a “PFIC”). In general, a non-U.S. corporation will be treated as a PFIC for any taxable year during which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either (i) 75% or more of the non-U.S. corporation’s gross income is passive income, or (ii) 50% or more of the average value of the non-U.S. corporation’s assets produce or are held for the production of passive income. For these purposes, passive income generally includes dividends, interest, certain rents and royalties, and the excess of gains over losses from certain commodities transactions.

Based on the nature of our anticipated income, assets and activities, we believe that we will not be treated as a PFIC for the current taxable year. In addition, we do not expect to be a PFIC in future taxable years. However, because the PFIC determination is made annually and because the principles and methodology for applying the PFIC tests, are not entirely clear, there can be no assurance that we would not be a PFIC for any year.

The following U.S. federal income tax consequences generally will apply to a U.S. Holder of our common shares if, contrary to our belief, we are treated as a PFIC for any taxable year:

Distributions. Distributions made by us with respect to our common shares, to the extent such distributions are treated as “excess distributions” pursuant to Section 1291 of the Code, must be allocated ratably to each day of the U.S. Holder’s holding period for such common shares. The amounts allocated to the taxable year during which the distribution is made, and to any taxable years in such U.S. Holder’s holding period which are prior to the first taxable year in which we were treated as a PFIC, are included in such U.S. Holder’s gross income as ordinary income for the taxable year of the distribution. The amount allocated to each other taxable year is taxed as ordinary income in the taxable year of the distribution at the highest tax rate in effect for the U.S. Holder in that other taxable year and is subject to an interest charge at the rate applicable to underpayments of tax. Any distribution made by us that does not constitute an excess distribution would be treated in the manner described under “Material United States Federal Income Tax Considerations — Ownership and Disposition of Our Common Shares — Distributions,” above.

Dispositions. The entire amount of any gain realized upon the U.S. Holder’s disposition of our common shares generally will be treated as an excess distribution made in the taxable year during which such disposition occurs, with the consequences described above.

Elections. In general, the adverse U.S. federal income tax consequences of holding stock of a PFIC described above may be mitigated if a U.S. shareholder of the PFIC is able to, and timely makes, a valid qualified electing fund (“QEF”) election with respect to the PFIC or a valid mark-to-market election with respect to the stock of the PFIC.

The QEF election can be made only if we provide certain tax information to the electing U.S. Holder on an annual basis.  The mark-to-market election can be made only to the extent that our common stock qualifies as “marketable stock” (e.g., traded on a U.S. exchange).  No assurance can be given that either the QEF election or the mark-to-market election in fact will be available with respect to our common shares.

If a U.S. Holder makes a valid QEF election, the U.S. Holder generally will include in gross income its pro-rata share of our net income on an annual basis, regardless of whether there is a corresponding distribution from us for the same taxable year.  Similarly, if a U.S. Holder makes a valid mark-to-market election, the U.S. Holder generally will include in gross income as ordinary income or loss, the gain or loss that would result from the hypothetical sale of our common stock at the end of each taxable year.

U.S. Holders should consult their own tax advisors as to the tax consequences of owning and disposing of stock in a PFIC, including the availability of any elections that may mitigate the adverse U.S. federal income tax consequences of holding stock of a PFIC and any information reporting requirements that may apply to shareholders of a PFIC.

Information Reporting and Backup Withholding Tax

Certain information reporting requirements apply to U.S. Holders with respect to our common stock. If certain information reporting requirements are not met, a U.S. Holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on the distributions made with respect to our common shares or proceeds received on the disposition of our common shares. Backup withholding tax is not an additional tax. A U.S. Holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such U.S. Holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Material Canadian Federal Income Tax Considerations

The following is a fair and adequate summary of the principal Canadian federal income tax considerations of the purchase, ownership and disposition of the common shares offered hereunder (the “Offered Shares”) generally applicable to purchasers of Offered Shares pursuant to this offering who, at all relevant times, are residents of the U.S. for the purposes of the Canada-United States Tax Convention (1980), as amended (the “Convention”), are not resident in Canada or deemed to be resident in Canada for purposes of the Income Tax Act (Canada), as amended to the date hereof (the “Canadian Tax Act”), hold their Offered Shares as capital property, deal at arm’s length with and are not affiliated with Tribute for the purposes of the Canadian Tax Act, do not have a permanent establishment or fixed base in Canada, and do not use or hold and are not deemed to use or hold such Offered Shares in the course of carrying on or being deemed to be carrying on business in Canada (“U.S. Resident Holders”). Whether a U.S. Resident Holder holds Offered Shares as capital property for purposes of the Canadian Tax Act will depend on all of the circumstances relating to the acquisition and holding of those shares. Offered Shares will generally be considered to be capital property to a U.S. Resident Holder unless the shares are held in the course of carrying on a business or unless that holder is engaged in an adventure in the nature of trade (i.e. speculation) with respect to such shares. Special rules, which are not discussed in this summary, may apply to a U.S. Resident Holder that is an insurer carrying on business in Canada and elsewhere.

This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance of Canada prior to the date hereof (the “Proposals”), the provisions of the Convention as in effect on the date hereof, and an understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency in force as of the date hereof. Other than the Proposals, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada which may differ significantly from those discussed herein. The summary assumes that the Proposals will be enacted substantially as proposed, but there can be no assurance that the Proposals will be enacted as proposed or at all.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Resident Holder, and no representation with respect to the tax consequences to any particular U.S. Resident Holder is made. The tax liability of a U.S. Resident Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Resident Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax equal to 25% of the gross amount of such dividends. Under the Convention and subject to the provisions thereof, the rate of Canadian withholding tax which would apply to dividends paid on the Offered Shares to a U.S. Resident Holder that beneficially owns such dividends is generally 15%, unless the beneficial owner is a company which owns at least 10% of the voting shares of Tribute at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided that the shares do not constitute “taxable Canadian property” of the U.S. Resident Holder for purposes of the Canadian Tax Act. In addition, under the Convention a U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided the value of the shares is, in general terms, not derived principally from real property situated in Canada, as defined in the Convention. Offered Shares will generally not constitute taxable Canadian property of a U.S. Resident Holder unless (i) at any time during the 60-month period immediately preceding the disposition, the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, or the U.S. Resident Holder together with all such persons owned 25% or more of the issued shares of any class of the capital stock of Tribute, and more than 50% of the fair market value of such shares was derived directly or indirectly from Canadian real estate, Canadian resources properties or other taxable Canadian property; or (ii) the Offered Shares were acquired in certain types of tax-deferred exchanges under the Canadian Tax Act in consideration for property that was itself taxable Canadian property. U.S. Resident Holders to whom Offered Shares constitute taxable Canadian property should consult with their own tax advisors as to the Canadian income tax consequences of a disposition of the Offered Shares.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Fogler, Rubinoff LLP, Toronto, Ontario, Canada.

EXPERTS

The financial statements for the years ended December 31, 2012 and 2011 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 have been so incorporated in reliance on the report of McGovern, Hurley, Cunningham, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE CAN YOU FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. Our SEC File Number is 0-31198. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference are as follows:

●	our Annual Report on Form 10-K for the year ended December 31, 2012;

●	our Current Report on Form 8-K, dated and filed with the SEC on January 2, 2013;

●	our Current Report on Form 8-K (Amendment No. 2), dated and filed with the SEC on February 11, 2013;

●	our Current Report on Form 8-K, dated and filed with the SEC on March 5, 2013;

●	our Current Report on Form 8-K, dated and filed with the SEC on March 8, 2013;

●	our Current Report on Form 8-K, dated and filed with the SEC on March 14, 2013; and

●
the description of our common shares contained in our registration statement on Form 10-SB filed with the SEC on April 30, 2002, including any amendments or reports filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: Tribute Pharmaceuticals Canada Inc., 57 Martin Street, Milton, Ontario, Canada L9T 2R1; (519) 434-1540. Our website address where the foregoing documents may be accessed is www.tributepharma.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the expenses estimated to be incurred by the Company in connection with registering 22,725,000 common shares that may be sold by the selling shareholders under the prospectus that forms a part of this registration statement.

SEC Registration Fee	$1,363.86
Legal Fees and Expenses	42,000.00
Accountants’ Fees and Expenses	10,500.00
Miscellaneous Costs	3,500
Total	$57,363.86
_______________
*	To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 136 of the Business Corporations Act (Ontario) (the “OBCA”), provides:

(1)  A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2)  A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3).

(3)  A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request.

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual's conduct was lawful.

(4.1)  A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

(4.2)  Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity, (a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfills the conditions set out in subsections (3) and (4).

(4.3)  A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual, (a) in the individual's capacity as a director or officer of the corporation; or (b) in the individual's capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

(5)  A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6)  Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

In accordance with the OBCA, the By-laws of the Company provide that:

Subject to the provisions of the OBCA, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or body corporate if: (a) he acted honestly and in good faith with a view to the best interests of the Company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Company provides insurance for the benefit of the directors and officers of the Company against liability incurred by them in these capacities. The current annual policy limit is $5,000,000. Protection is provided to directors and officers for certain wrongful acts or omissions done or committed during the course of their duties as such. Under the policy, the Company is reimbursed for payments which it is required or permitted to make to its directors and officers to indemnify them. The current annual premium is $26,000. No claims have been made under the policy.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

2010 Private Placement

On October 11, 2010, the Company announced that it completed a private placement consisting of 1,000,000 units at a price of $1.00 per unit for gross proceeds of $1,000,000. Each unit consisted of one common share and one-half of one series 1 warrant, one-half of one series 2 warrant and one-half of one series 3 warrant. Each whole series 1 warrant entitles the holder to acquire one common share during a period of 18 months from the closing date of October 8, 2010 at an exercise price of $1.50, subject to adjustment as set forth in the series 1 warrant. Each whole series 2 warrant entitles the holder to acquire one common share during a period of 18 months from the closing date at an exercise price of $2.00, subject to adjustment as set forth in the series 2 warrant. Each whole series 3 warrant entitles the holder to acquire one common share during a period of 18 months from the closing date at an exercise price of $2.50, subject to adjustment as set forth in the Series 3 Warrant. The warrants are subject to anti-dilution provisions. In establishing the pricing for the units, the market price of the Company’s common shares in effect at the time of the private placement negotiations was considered.

The Company issued an additional 12,500 common shares to the holders of the warrants as of March 31, 2011 and an additional 12,500 common shares to the holders of the warrants as of April 29, 2011, in both cases due to the failure of the Company to cause the common shares purchased by the investors in the aforementioned private placement to be registered for resale by February 5, 2011.

On April 5, 2012, the Company extended the expiration date of its series 1 warrants, series 2 warrants and series 3 warrants one year to April 8, 2013.

The above described securities were sold to the selling shareholders identified in the Registration Statement on Form F-3 dated and filed with the SEC on November 8, 2010, as amended.

The above described securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D promulgated thereunder.

Tribute Issuance

On December 1, 2011, the Company entered into a Share Purchase Agreement with Elora Financial Management Inc., Mary-Ann Harris, Rob Harris and Scott Langille, with respect to the Company’s purchase of all of the shares of Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc. Pursuant to the terms of the Purchase Agreement, the Company acquired all of the issued and outstanding common shares of the Tribute entities from the shareholders thereof in exchange for (i) an aggregate of 13 million common shares of the Company issued on December 1, 2011 and held in escrow to be released to such shareholders over the 36 months following that date, (ii) CND$1,000,000 paid to such shareholders on December 1, 2011 and (iii) CND$500,000 payable to such shareholders on December 1, 2012. In addition, upon the attainment of certain milestones set forth in the Share Purchase Agreement prior to December 1, 2014, such shareholders were issued an additional 2 million common shares of the Company. The common shares have been offered and sold without registration under the Securities Act of 1933, as amended, in reliance on the exemptions provided by Section 4(2) of the Securities Act and in reliance on similar exemptions under applicable laws.

Midcap Financing

On May 11, 2012, as part of a Loan and Security Agreement the Company entered into with Midcap Financial LLC, the Company issued to an affiliate of Midcap Financial LLC a warrant to purchase 500,000 common shares at any time through May 11, 2017 at an exercise price per common share of $0.56. The warrant was not registered under the Securities Act because such security was offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D promulgated thereunder.

2013 Private Placements

On February 27, 2013, the Company completed a private placement consisting of 8,437,500 units at a price of $0.40 per unit for gross proceeds of approximately $3.4 million. On March 5, 2013, the Company completed a private placement consisting of 2,237,500 units at a price of $0.40 per unit for gross proceeds of $895,000. On March 14, 2013, the Company completed a private placement consisting of 687,500 units at a price of $0.40 per unit for gross proceeds of $275,000. Each unit consists of one common share, one-half of one Series A warrant and one-half of one Series B warrant. Each whole Series A warrant entitles the holder thereof to acquire one common share at any time during a period of 24 months from the closing date of February 27, 2013 at an exercise price of $0.50 per common share, subject to adjustment as set forth in the Series A warrant. Each whole Series B warrant entitles the holder thereof to acquire one common share at any time during a period of 60 months from the closing date at an exercise price of $0.60, subject to adjustment as set forth in the Series B warrant. The terms of the Series B warrants provide the Company with a right to call the Series B warrants at a price of $0.001 per warrant if certain conditions are met including the common shares of the Company trading at a volume weighted average price for 20 out of 30 consecutive trading days at a price which exceeds $1.20 (subject to adjustment for stock splits, recapitalizations and other corporate transactions) with average daily volume during such period of at least $30,000. The warrants are subject to anti-dilution provisions.

The above described securities were sold to the selling shareholders identified in this prospectus.

The above described securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D promulgated thereunder.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1
Share Purchase Agreement, dated December 1, 2011, between Stellar Pharmaceuticals Inc., Elora Financial Management Inc., Mary-Ann Harris, Rob Harris and Scott Langille (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2013 and incorporated herein by reference)

3.1	Articles of Incorporation of the Company (filed as Exhibit 3(i)A to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

3.2	First Articles of Amendment (filed as Exhibit 3(i)B to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

3.3	Second Articles of Amendment (filed as Exhibit 3(i)C to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

3.4
Articles of Amalgamation, effective January 1, 2013, changing the Company’s name from Stellar Pharmaceuticals Inc. to Tribute Pharmaceuticals Canada Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 2, 2013 and incorporated herein by reference)

3.5	By-Laws of the Company (filed as Exhibit 3(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

3.6	Specimen Form of Common Share Certificate (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

4.1
Form of Extension of Expiry Time, dated April 5, 2012 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 12, 2012 and incorporated herein by reference)

4.2	Form of Series A/B Warrant, dated February 27, 2013 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 5, 2013 and incorporated herein by reference)

4.3	Form of Series A/B Warrant, dated March 5, 2013 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 8, 2013 and incorporated herein by reference)

4.4	Form of Series A/B Warrant, dated March 11, 2013 (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2013 and incorporated herein by reference)

4.5
Secured Promissory Note, dated May 11, 2012 issued to Midcap Funding III, LLC (filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

4.6
Warrant, dated May 11, 2012 issued to Midcap Funding III, LLC (filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

4.7
Amended and Restated Secured Promissory Note, dated February 27, 2013 issued to Midcap Funding III, LLC (filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

4.8
Amended and Restated Warrant, dated February 27, 2013 issued to Midcap Funding III, LLC. (filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

5.1	Opinion of Fogler, Rubinoff LLP regarding validity of common shares*

10.1	United States Patent No. 6,083,933 (filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.2	Canadian Patent No. 2,269,260 (filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.3
Consulting Agreement dated February 21, 2001 between the Company and LMT Financial Inc. (filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.4
Amended Agreement dated January 1, 2004 between the Company and LMT Financial Inc. (filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.5
Amending Consulting Agreement dated December 10, 2004 between the Company & LMT Financial Inc. (filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.6	Option Plan (filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.7	Amendment to Option Plan – 2001 (filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.8	Amendment to Option Plan – 2004 (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.9	Amendment to Option Plan – 2005 (filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.10
Uracyst Services Agreement  dated October 10, 2003 between the Company and Dalton Chemical Laboratories Inc. (filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.11
Uracyst License (i) and Supply Agreements (ii) dated March 24, 2004 the Company and SJ Pharmaceuticals, Inc. (filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.12
Uracyst License and Supply Agreements dated December 13, 2006 the Company and Watson Pharma, Inc. (filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.13
License Agreement dated December 21, 2001 between the Company and G. Pohl-Boskamp GmbH & Co. (filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.14
NeoVisc License (i) and Supply Agreements (ii) dated March 24, 2004 between the Company and SJ Pharmaceuticals, Inc. (filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.15
NeoVisc Services Agreement dated April 20, 2004 between the Company and Dalton Chemical Laboratories Inc. (filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.16	Employment Agreement Peter Riehl (filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference)

10.17
Executive Employment Agreement, dated January 12, 2011, by and between Stellar Pharmaceuticals Inc. and  Janice Clarke (filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference)

10.18
Settlement Agreement, dated January 17, 2011, by and between Stellar Pharmaceuticals Inc. and Peter Riehl (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference)

10.19
Consulting Agreement between the Company and LMT Financial Inc. (filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference)

10.20	Chinese Patent No. 1758920 B (filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference)

10.21	Australian Patent No. 10/367,970 B2 (filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference)

10.22	United States Patent No. 7,772,210 B2 (filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference)

10.23
Amendment to Option Plan – 2011 dated June 22, 2011 (filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.24	Japanese Patent No. 4778888 dated July 8, 2011 (filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.25
Executive Employment Agreement, effective December 1, 2011, by and between Stellar Pharmaceuticals Inc. and Rob Harris (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed with the Commission on February 11, 2013 and incorporated herein by reference)†

10.26
Executive Employment Agreement, effective December 1, 2011, by and between Stellar Pharmaceuticals Inc. and Scott Langille (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed with the Commission on February 11, 2013 and incorporated herein by reference)†

10.27
Consulting Agreement, effective December 1, 2011, by and between Stellar Pharmaceuticals Inc. and Arnold Tenney (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K/A filed with the Commission on February 11, 2013 and incorporated herein by reference)

10.28
Amended and Restated Executive Employment Agreement, effective December 1, 2011, by and between Stellar Pharmaceuticals Inc. and Janice Clarke (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K/A filed with the Commission on February 11, 2013 and incorporated herein by reference)

10.29
Loan Agreement, dated June 14, 2010, between Tribute Pharma Canada Inc. and the Bank of Montreal in the amount of CND$500,000 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed with the Commission on February 11, 2013 and incorporated herein by reference)

10.30
Security Agreement, dated June 14, 2010, by Tribute Pharma Canada Inc. in favor of the Bank of Montreal (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K/A filed with the Commission on February 11, 2013 and incorporated herein by reference)

10.31
Personal Guarantee, dated June 14, 2010 in favor of the Bank of Montreal by Mary-Ann Harris, Rob Harris and Scott Langille (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K/A filed with the Commission on February 11, 2013 and incorporated herein by reference)

10.32
Form of Securities Purchase Agreement, dated February 27, 2013 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 5, 2013 and incorporated herein by reference)

10.32
Form of Registration Rights Agreement, dated February 27, 2013 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 5, 2013 and incorporated herein by reference)

10.33
Form of Securities Purchase Agreement, dated March 7, 2013(filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 8, 2013 and incorporated herein by reference)

10.34
Form of Registration Rights Agreement, dated March 7, 2013(filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 8, 2013 and incorporated herein by reference)

10.35
Form of Securities Purchase Agreement, dated March 11, 2013 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2013 and incorporated herein by reference)

10.36
Form of Registration Rights Agreement, dated March 11, 2013 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2013 and incorporated herein by reference)

10.37	Loan and Security Agreement, dated May 11, 2012, by and between Stellar Pharmaceuticals Inc., Tribute Pharma Canada Inc., Tribute Pharmaceuticals Canada Ltd. and Midcap Funding III, LLC†

10.38
General Security Agreement, dated May 11, 2012, by and between Stellar Pharmaceuticals Inc., and Midcap Funding III, LLC (filed as Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.39
General Security Agreement, dated May 11, 2012, by and between Tribute Pharma Canada Inc. and Midcap Funding III, LLC (filed as Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.40
General Security Agreement, dated May 11, 2012, by and between Tribute Pharmaceuticals Canada Ltd. and Midcap Funding III, LLC (filed as Exhibit 10.40 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.41
Intellectual Property Security Agreement, dated May 11, 2012, by and between Stellar Pharmaceuticals Inc., Tribute Pharma Canada Inc., Tribute Pharmaceuticals Canada Ltd. and Midcap Funding III, LLC (filed as Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.42
Canadian Collateral Pledge Agreement, dated May 11, 2012, by and between Stellar Pharmaceuticals Inc. and Midcap Funding III, LLC (filed as Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.43
Confirmation of Security Agreement, dated February 27, 2013, by and between Tribute Pharmaceuticals Canada Inc. and Midcap Funding III, LLC (filed as Exhibit 10.43 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.44
Confirmation of Intellectual Property Security Agreement, dated February 27, 2013, by and between Tribute Pharmaceuticals Canada Inc. and Midcap Funding III, LLC (filed as Exhibit 10.44 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

10.45
Termination of Canadian Collateral Pledge Agreement, dated February 27, 2013, by and between Tribute Pharmaceuticals Canada Inc. and Midcap Funding III, LLC (filed as Exhibit 10.45 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference)

23.1	Consent of McGovern, Hurley, Cunningham, LLP

23.2	Consent of Fogler, Rubinoff LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*  Filed herewith

†  Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (a)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

           (c)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, Province of Ontario, on the  21st day of May , 2013.

TRIBUTE PHARMACEUTICALS CANADA INC.

By:	/s/ Scott Langille
Name:	Scott Langille
Title:	CFO

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Langille and Janice M. Clarke, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ *	Chairman of the Board	May 21 , 2013
Arnold Tenney

/s/ *	Director, President and CEO	May 21, 2013
Robert Harris	(Principal Executive Officer)

/s/ *	Director, Chief Financial Officer	May 21, 2013
Scott Langille	(Principal Financial Officer)

/s/ Janice M. Clarke	VP of Finance and Administration	May 21, 2013
Janice M. Clarke	(Principal Accounting Officer)

/s/ *	Director	May 21, 2013
John Kime

/s/ *	Director	May 21, 2013
John M. Gregory

/s/ *	Director	May 21, 2013
F. Martin Thrasher

/s/ *	Director	May 21, 2013
Steven H. Goldman

*By:	/s/ Janice M. Clarke
Janice M. Clarke
As attorney-in-fact to a Power of Attorney prevously granted

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Tribute Pharmaceuticals Canada Inc., has signed this registration statement in the City of New York, State of New York on May 21, 2013.

/s/ Daniel A. Etna
Name: Daniel A. Etna
Title: Authorized U.S. Representative